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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
FirstCity Financial Corporation:

         We consent to incorporation by reference in the registration statements (Number 333-10345, 333-48671, 333-59333, 333-00623 and 333-09485) on Forms S-3
and S-8 of FirstCity Financial Corporation, of our report dated March 31, 2000, relating to the consolidated balance sheets of FirstCity Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of FirstCity Financial Corporation.



                                                     KPMG LLP


Forth Worth, Texas
April 6, 2000